Exhibit 99.3

Karat Packaging Provides Financial Outlook for Second Quarter 2021

CHINO, Calif., May 28, 2021 –Karat Packaging Inc. (Nasdaq: KRT), a specialty distributor and manufacturer of environmentally friendly, disposable foodservice products and related items, today announced it expects net sales for the 2021 second quarter to be in the range of $92 million to $94 million, as it continues to raise prices due to higher demand.

About Karat Packaging Inc.

Karat Packaging is a specialty distributor and manufacturer of a wide range of environmentally friendly, disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The Company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services.

Caution Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous conditions, many of which are beyond the control of the company, including those set forth in the Risk Factors section of the company’s registration statement for the initial public offering filed with the SEC on April 14, 2021. Copies are available on the SEC’s website at www.sec.gov. Karat Packaging undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Relations and Media Contact:

PondelWilkinson Inc.

Judy Lin Sfetcu/Jeff Misakian/Roger Pondel

310-279-5980

karat@pondel.com